ABSC NC 2006-HE4
Asset Backed Securities Portfolio Analysis

4,726 records
Balance: 909,199,782
All records

Selection Criteria: All records
Table of Contents
  City
  State

1. City

City	Total Remaining Balance	Percent Remaining Balance	FICO
BROOKLYN	19,615,422.71	2.16	626
LOS ANGELES	18,239,492.86	2.01	630
LAS VEGAS	12,541,122.86	1.38	638
CHICAGO	7,760,701.51	0.85	626
PHOENIX	7,704,198.04	0.85	614
SAN DIEGO	7,379,691.82	0.81	667
SACRAMENTO	7,214,343.15	0.79	619
MIAMI	7,174,445.64	0.79	608
STATEN ISLAND	5,399,438.13	0.59	627
STOCKTON	4,871,530.24	0.54	663
Other	811,299,394.53	89.23	616
Total:	909,199,781.50	100.00	618

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2. State

State	Total Remaining Balance	Percent Remaining Balance	FICO
Alabama	4,770,584.19	0.52	591
Alaska	2,708,049.91	0.30	623
Arizona	32,493,522.57	3.57	615
Arkansas	4,820,195.51	0.53	631
California	239,640,802.08	26.36	633
Colorado	14,825,507.40	1.63	615
Connecticut	10,559,663.19	1.16	615
Delaware	1,345,805.21	0.15	587
Florida	77,364,355.91	8.51	607
Georgia	16,068,753.28	1.77	606
Hawaii	20,830,817.14	2.29	640
Idaho	3,258,616.58	0.36	589
Illinois	30,048,559.49	3.30	622
Indiana	4,787,426.32	0.53	617
Iowa	3,006,340.18	0.33	593
Kansas	2,296,328.12	0.25	621
Kentucky	1,670,723.31	0.18	597
Louisiana	1,327,251.33	0.15	611
Maine	3,758,506.65	0.41	629
Maryland	37,997,218.19	4.18	598
Massachusetts	34,411,417.52	3.78	580
Michigan	13,174,146.95	1.45	590
Minnesota	7,253,723.05	0.80	630
Mississippi	1,865,710.37	0.21	590
Missouri	5,384,785.39	0.59	599
Montana	966,985.44	0.11	625
Nebraska	2,313,889.66	0.25	604
Nevada	21,605,209.00	2.38	638
New Hampshire	2,454,976.32	0.27	582
New Jersey	60,588,224.68	6.66	613
New Mexico	7,263,346.54	0.80	606
New York	94,666,650.43	10.41	630
North Carolina	5,973,223.33	0.66	597
North Dakota	88,760.20	0.01	574
Ohio	10,876,013.40	1.20	606
Oklahoma	648,801.33	0.07	610
Oregon	10,953,043.07	1.20	625
Pennsylvania	13,298,296.03	1.46	596
Rhode Island	5,255,383.33	0.58	594
South Carolina	5,506,136.70	0.61	598
South Dakota	20,583.86	0.00	590
Tennessee	9,297,585.19	1.02	607
Texas	33,720,905.70	3.71	605
Utah	5,255,194.77	0.58	631
Vermont	153,058.88	0.02	592
Washington	14,389,912.93	1.58	609
Virginia	17,176,131.46	1.89	604
West Virginia	800,070.86	0.09	599
Wisconsin	8,669,783.59	0.95	608
Wyoming	362,621.82	0.04	649
Washington DC	1,226,183.14	0.13	614
Total:	909,199,781.50	100.00	618

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Credit Suisse
11 Madison Avenue
New York, New York 10010
www.credit-suisse.com
Apr 18, 2006 22:06

The depositor has filed a registration statement (including aprospectus) with the SEC for the offering to which this free writingprospectus relates. Before you invest, you should read the prospectus inthat registration statement and other documents the depositor has filedwith the SEC for more complete information about the depositor and thisoffering. You may get these documents for free by visiting EDGAR on theSEC Web site at www.sec.gov. Alternatively, the depositor, anyunderwriter or any dealer participating in the offering will arrange tosend you the prospectus if you request it by calling toll-free1-800-221-1037.This free writing prospectus is not required to contain all informationthat is required to be included in the base prospectus and theprospectus supplement. The information in this free writing prospectusis preliminary and is subject to completion or change. The informationin this free writing prospectus, if conveyed prior to the time of yourcommitment to purchase, supersedes information contained in any priorsimilar free writing prospectus relating to these securities.This free writing prospectus is being delivered to you solely to provideyou with information about the offering of the mortgage-backedsecurities referred to in this free writing prospectus and to solicit anindication of your interest in purchasing such securities, when, as andif issued. Any such indication of interest will not constitute acontractual commitment by you to purchase any of the securities. Youmay withdraw your indication of interest at any time.The information in this free writing prospectus may be based onpreliminary assumptions about the pool assets and the structure. Anysuch assumptions are subject to change. The information in this free writing prospectus may reflect parameters,metrics or scenarios specifically requested by you. If so, prior to thetime of your commitment to purchase, you should request updatedinformation based on any parameters, metrics or scenarios specificallyrequired by you. Neither the issuer of the securities nor any of its affiliates prepared,provided, approved or verified any statistical or numerical informationpresented in this free writing prospectus, although that information maybe based in part on loan level data provided by the issuer or itsaffiliates.